Exhibit (a)(29)



          TEXAS UTILITIES COMPANY                              NEWS RELEASE
          -----------------------------------------------------------------
          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                            14 MAY 1998

                             TEXAS UTILTITIES COMPANY
                             ------------------------
                                    OFFER FOR
                              THE ENERGY GROUP PLC

                       SHARE ALTERNATIVE RATIO DETERMINED

          In accordance with the terms of the Texas Utilities Offer, Texas Utilities announces that, in the absence of unforeseen circumstances, it intends to declare the Texas Utilities Offer unconditional in all respects on Tuesday, 19 May 1998.

          The Share Alternative Ratio (for determining the number of
          New Texas Utilities Shares per Energy Group Share that a holder of Energy Group Securities could receive in respect of a valid election for the Share Alternative in respect of such Energy Group Securities, prior to any requirement to scale down such election) has been determined to be 0.355. This is based on the average of the closing prices of shares of Texas Utilities Common Stock on the NYSE Composite Tape on the 20 consecutive dealing days ended today being $39.66 and a Noon Buying Rate today of $1.6306 per L1.

          Any holders of Energy Group Securities who have tendered their Energy Group Securities will, during the period between this announcement and 1.00 p.m. (London time), 8.00 a.m. (New York City time) on Tuesday, 19 May 1998, continue to be entitled to withdraw their acceptances and, at any time before the end of that period or the Subsequent Offer Period, may retender their Energy Group Securities using a new Acceptance Form (which may be obtained from the United Kingdom Receiving Agent or the US Depositary whose details are set out in the offer document dated 10 March 1998).

          A further announcement, setting out the results of the scale down calculation, if any, to be applied to valid elections for the Share Alternative, will be made on the business day following the date ten days after the date that the Texas Utilities Offer is declared unconditional in all respects. In the absence of unforeseen circumstances, such announcement will be made on Monday, 1 June 1998.

          HOLDERS OF ENERGY GROUP SECURITIES ARE STRONGLY ENCOURAGED
          TO TENDER THEIR SECURITIES AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 1.00 P.M. (LONDON TIME),
          8.00 A.M. (NEW YORK CITY TIME) ON TUESDAY, 19 MAY 1998.

          IN THE EVENT THAT, BY THIS TIME AND DATE, TU ACQUISITIONS
          HAS NOT ACQUIRED OR AGREED TO ACQUIRE, WHETHER PURSUANT TO THE TEXAS UTILITIES OFFER OR OTHERWISE, ENERGY GROUP SHARES CARRYING, IN AGGREGATE, MORE THAN 50 PER CENT. OF THE VOTING RIGHTS THEN EXERCISEABLE AT GENERAL MEETINGS OF THE ENERGY GROUP, THE TEXAS UTILITIES OFFER WILL (UNLESS THE PANEL CONSENTS OTHERWISE) LAPSE.


            ENQUIRIES:

            TEXAS UTILITIES COMPANY
            David Anderson (Investors)            Telephone:  +1-214-812 4641
            Joan Hunter (Press)                   Telephone:  +1-214-812 4071


            LEHMAN BROTHERS INTERNATIONAL         Telephone: +44-171-601 0011
            Richard Collier
            Tony Durrant
            Mark Bentley

            MERRILL LYNCH INTERNATIONAL           Telephone: +44-171-628 1000
            Justin Dowley
            Lewis Lee
            Martin Falkner

            MERRILL LYNCH CORPORATE BROKING       Telephone: +44-171-772 1000
            Mike Gibson
            Joshua Critchley

            FINANCIAL DYNAMICS                    Telephone: +44-171-831 3113
            Nick Miles
            Andrew Dowler

            The definitions set out in the offer document dated 10 March 1998 apply in this announcement. The Texas Utilities Offer is not being made, directly or indirectly, in or into Canada,
            Australia or Japan.   Accordingly,  copies of this  announcement
            are not being, and must not be, mailed or otherwise distributed or sent in or into Canada, Australia or Japan.

            The Directors of TU Acquisitions accept responsibility for the information contained in this announcement, and, to the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case), the information contained in this announcement is in accordance with the facts and does not omit anything likely to affect the import of such information.

            Lehman Brothers and Merrill Lynch, which are regulated in the United Kingdom by The Securities and Futures Authority Limited, are acting for Texas Utilities and TU Acquisitions and no one else in connection with the Texas Utilities Offer and will not be responsible to anyone other than Texas Utilities and TU Acquisitions for providing the protections afforded to their respective customers or for providing advice in relation to the Texas Utilities Offer or any other matter referred to herein. Lehman Brothers and Merrill Lynch are acting through Lehman Brothers Inc. and Merrill Lynch & Co., respectively, for the purposes of making the Texas Utilities Offer in the Unites States.


            END